Exhibit 5.2

BY EMAIL
19 November, 2021	Our Ref: MB/LH/O0882.169924

Sculptor Acquisition Corp I c/o Walkers Corporate Limited 190 Elgin Avenue George Town Grand Cayman KY1-9008 Cayman Islands

Dear Sir or Madam

SCULPTOR ACQUISITION CORP I

We have been asked to provide this legal opinion to you with regard to the laws of the Cayman Islands in connection with the registration of an initial public offering by Sculptor Acquisition Corp I (the "Company"), of:

1.
up to 20,000,000 units (the "Units"), each Unit consisting of one Class A ordinary share in the capital of the Company, par value US$0.0001 (each such Class A ordinary share issued as part of the Units and the Over-Allotment Units and issued upon exercise of the Warrants (each as defined below) included in the Units and the Over-Allotment Units an "Ordinary Share" and together, the "Ordinary Shares"), and one-half of one warrant to purchase one Ordinary Share (the "Warrants);

2.	up to 3,000,000 units (the "Over-Allotment Units"), which may be issued upon exercise of an option granted to the underwriters to cover over-allotments, if any;

3.	all Ordinary Shares and all Warrants issued as part of the Units and the Over-Allotment Units; and

4.	all Ordinary Shares that may be issued upon exercise of the Warrants included in the Units and the Over-Allotment Units,

in each case under the United States Securities Act of 1933, as amended (the "Securities Act") and pursuant to the terms of the Registration Statement (as defined in Schedule 1).

For the purposes of giving this opinion, we have examined and relied solely upon the originals or copies of the documents listed in Schedule 1.

We are Cayman Islands Attorneys at Law and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date of this opinion.

Walkers

190 Elgin Avenue, George Town
Grand Cayman KY1-9001, Cayman Islands
T  +1 345 949 0100  F  +1 345 949 7886  www.walkersglobal.com
With effect from 1 July 2021, Walkers (Cayman) has converted to Walkers (Cayman) LLP but will continue to trade as Walkers.

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Based upon the foregoing examinations and the assumptions and qualifications set out below and having regard to legal considerations which we consider relevant, and under the laws of the Cayman Islands, as at the date hereof, we give the following opinions in relation to the matters set out below.

1.
The Company is an exempted company duly incorporated with limited liability, validly existing under the laws of the Cayman Islands and in good standing with the Registrar of Companies in the Cayman Islands (the "Registrar").

2.
The Ordinary Shares, as contemplated by the Registration Statement, have been duly authorised by all necessary corporate action of the Company, and upon the issue of the Ordinary Shares (by the entry of the name of the registered owner thereof in the Register of Members of the Company confirming that such Ordinary Shares have been issued and credited as fully paid), delivery and payment therefore by the purchaser in accordance with the Memorandum and Articles (as defined in Schedule 1) and in the manner contemplated by the Registration Statement and the Underwriting Agreement (as defined in Schedule 1), the Ordinary Shares will be validly issued, fully paid and non-assessable (meaning that no additional sums may be levied in respect of such Ordinary Shares on the holder thereof by the Company).

3.
The Ordinary Shares, to be issued upon redemption of the Warrants as contemplated by the Warrant Documents (as defined in Schedule 1), have been duly authorised by all necessary corporate action of the Company and upon the issue of such Ordinary Shares (by the entry of the name of the registered owner thereof in the Register of Members of the Company confirming that such Ordinary Shares have been issued and credited as fully paid), delivery and redemption of the Warrants in accordance with the Memorandum and Articles and in the manner contemplated by the Registration Statement and the Warrant Documents (as defined in Schedule 1), such Ordinary Shares will be validly issued, fully paid and non-assessable (meaning that no additional sums may be levied in respect of such Ordinary Shares on the holder thereof by the Company).

4.
The execution, delivery and performance of the Unit Certificate and the Warrant Documents (each as defined in Schedule 1) will have been authorised by and on behalf of the Company and, once the Unit Certificate and the Warrant Documents have been executed and unconditionally delivered by the Company, such documents, will be duly executed and delivered on behalf of the Company and will constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms.

The foregoing opinions are given based on the following assumptions.

1.
The originals of all documents examined in connection with this opinion are authentic. The signatures, initials and seals on the Documents and Resolutions (each as defined in Schedule 1) are, or will be, genuine and are, or will be, those of a person or persons stated therein. All documents purporting to be sealed have been, or will be, so sealed. All copies are complete and conform to their originals. The Documents when executed will conform in every material respect to the latest drafts of the same produced to us prior to the date hereof and, where provided in successive drafts, have been marked up to indicate all changes to such Documents.

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2.	The Memorandum and Articles will be the memorandum and articles of association of the Company in effect at the time of the issue of the Ordinary Shares.

3.	We have relied upon the statements and representations of directors, officers and other representatives of the Company as to factual matters.

4.
The Company will receive consideration in money or money’s worth for each Ordinary Share offered by the Company when issued at the agreed issue price as per the terms of the Registration Statement, such price in any event not being less than the stated par or nominal value of each Ordinary Share.

5.
Each of the Documents will be duly authorised (other than by the Company with regard to the laws of the Cayman Islands), executed and delivered by or on behalf of all relevant parties prior to the issue and sale of the Ordinary Shares and will be legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York and all other relevant laws (other than the laws of the Cayman Islands).

6.
The choice of New York law as the governing law of the Documents has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York as a matter of New York law and all other relevant laws (other than the laws of the Cayman Islands).

7.
The power, authority and legal right of all parties under all relevant laws and regulations (other than the Company under the laws of the Cayman Islands) to enter into, execute and perform their respective obligations under the Documents.

8.
All preconditions to the obligations of the parties to the Underwriting Agreement, the Unit Certificate and Warrant Documents will be satisfied or duly waived prior to the issue and sale of the Ordinary Shares and there will be no breach of the terms of the Underwriting Agreement, the Unit Certificate and Warrant Documents.

The opinions expressed above are subject to the following qualifications:

1.
The term "enforceable" and its cognates as used in this opinion means that the obligations assumed by any party under the Documents are of a type which the courts of the Cayman Islands (the "Courts" and each a "Court") enforce. This does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:

(a)
enforcement of obligations and the priority of obligations may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium and other laws of general application relating to or affecting the rights of creditors or by prescription or lapse of time;

(b)
enforcement may be limited by general principles of equity and, in particular, the availability of certain equitable remedies such as injunction or specific performance of an obligation may be limited where a Court considers damages to be an adequate remedy;

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(c)	claims may become barred under statutes of limitation or may be or become subject to defences of set-off, counterclaim, estoppel and similar defences;

(d)
where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of, or contrary to the public policy of, that jurisdiction;

(e)	a judgment of a Court may be required to be made in Cayman Islands dollars;

(f)
to the extent that any provision of the Documents is adjudicated to be penal in nature, it will not be enforceable in the Courts; in particular, the enforceability of any provision of the Documents that is adjudicated to constitute a secondary obligation which imposes a detriment on the contract-breaker out of all proportion to any legitimate interest of the innocent party in the enforcement of the primary obligation may be limited;

(g)	to the extent that the performance of any obligation arising under the Documents would be fraudulent or contrary to public policy, it will not be enforceable in the Courts;

(h)
in the case of an insolvent liquidation of the Company, its liabilities are required to be translated into the functional currency of the Company (being the currency of the primary economic environment in which it operated as at the commencement of the liquidation) at the exchange rates prevailing on the date of commencement of the voluntary liquidation or the day on which the winding up order is made (as the case may be);

(i)	a Court will not necessarily award costs in litigation in accordance with contractual provisions in this regard; and

(j)
the effectiveness of terms in the Documents excusing any party from a liability or duty otherwise owed or indemnifying that party from the consequences of incurring such liability or breaching such duty shall be construed in accordance with, and shall be limited by, applicable law, including generally applicable rules and principles of common law and equity.

2.
Our opinion as to good standing is based solely upon receipt of the Certificate of Good Standing issued by the Registrar. The Company shall be deemed to be in good standing under section 200A of the Companies Act (as amended) of the Cayman Islands (the "Companies Act") on the date of issue of the certificate if all fees and penalties under the Companies Act have been paid and the Registrar has no knowledge that the Company is in default under the Companies Act.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein. This opinion is given solely for your benefit and the benefit of your legal advisers acting in that capacity in relation to this transaction and may not be relied upon by any other person, other than persons entitled to rely upon it pursuant to the provisions of the Securities Act, without our prior written consent.

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This opinion shall be construed in accordance with the laws of the Cayman Islands.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm, as Cayman Islands counsel to the Company in the Registration Statement.

Yours faithfully

WALKERS (CAYMAN) LLP

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SCHEDULE 1

LIST OF DOCUMENTS EXAMINED

1.
The Certificate of Incorporation dated 8 March 2021, Register of Directors and Register of Officers, in each case, of the Company, copies of which have been provided to us by its registered office in the Cayman Islands (together the "Company Records"), and a draft of the Amended and Restated Memorandum and Articles of Association of the Company, filed as Exhibit 3.2 to the Registration Statement, to be in effect upon the consummation of the sale of the Ordinary Shares (the "Memorandum and Articles").

2.	The Cayman Online Registry Information System (CORIS), the Cayman Islands' General Registry's online database, searched on the date of this opinion.

3.	The Register of Writs and other Originating Process of the Grand Court of the Cayman Islands kept at the Clerk of Court's Office, George Town, Grand Cayman, examined at 9.00 am on 18 November 2021.

4.	A copy of a Certificate of Good Standing dated 28 October 2021 in respect of the Company issued by the Registrar (the "Certificate of Good Standing").

5.
A copy of executed written resolutions of the directors of the Company approving various matters, including the offering for sale of the Ordinary Shares dated 17 March 2021, 12 October 2021 and 20 October 2021 (together, the "Resolutions").

6.	Copies of the following documents (the "Documents"):

(a)
the Registration Statement on Form S-1, as amended, (Registration No. 333- 260302) initially filed on 15 October 2021, as amended and filed on the date of this opinion by the Company with the United States Securities and Exchange Commission registering the Units, Ordinary Shares and Warrants under the Securities Act (as filed, the "Registration Statement");

(b)
a draft of the form of the warrant agreement to be entered into by and between the Company and Continental Stock Transfer & Trust Company as warrant agent and the warrant certificate constituting the Warrants (the "Warrant Documents");

(c)	a draft of the form of the unit certificate constituting the Units (the "Unit Certificate"); and

(d)	a draft of the form of the underwriting agreement (the "Underwriting Agreement") to be entered into between the Company and the underwriters listed therein.